Date:	August 22, 2006
For Release:	Immediate
Contact:	Investor Contact:
Gary J. Morgan, Senior Vice President of Finance, CFO
215-723-6751, gmorgan@met-pro.com

Met-Pro Corporation Announces Financial Results
for the Second Quarter Ended 7/31/2006

Harleysville, PA, August 22 - Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE: MPR), today announced the Company’s financial results for the second quarter ended July 31, 2006.

Sales for the second quarter ended July 31, 2006 were $23.8 million compared with $22.6 million for the same quarter last year. Sales for the first half ended July 31, 2006 were $43.6 million compared with $40.6 million for the same period last year.

Net income for the second quarter ended July 31, 2006 totaled $1.8 million compared with $2.0 million for the same quarter last year. Net income for the second quarter was impacted by (i) product mix and higher material costs in both operating segments, and (ii) a loss on one large Product Recovery/Pollution Control Equipment segment project, which reduced the company’s net income by approximately $264,000. For the first half, net income totaled $3.0 million compared with $3.3 million during last year’s first half. Net income for the first half was impacted by (i) product mix and higher material costs in both operating segments, (ii) a loss on one large Product Recovery/Pollution Control Equipment segment project, and (iii) non-recurring and non-capitalized expenses incurred in the first quarter resulting from the relocation of the Company’s Sethco and Mefiag Divisions and the expansion of the Company’s Netherlands and Telford, Pennsylvania facilities, which reduced net income in the Fluid Handling Equipment segment by approximately $243,000.

Diluted earnings per share for the second quarter ended July 31, 2006 were $0.16 per share compared with $0.17 per share for the second quarter of last year. Basic earnings per share for the second quarter were $0.16 per share compared with $0.18 for the second quarter of last year. For the first half, diluted and basic earnings per share were $0.27 per share compared with $0.29 for the same period last year.

Met-Pro’s bookings of new orders for the second quarter were the highest of any quarter in the Company’s history, totaling $26.6 million compared with $21.0 million for the same quarter last year. First half bookings of new orders were the highest of any first half in the Company’s history, totaling $50.4 million compared with $45.7 million during last year’s first half.

As a result of these record high bookings, the Company’s backlog of orders now totals $24.0 million compared with $16.0 million for the second quarter ended July 31, 2005. The Company’s backlog in the Product Recovery/Pollution Control segment totaled $16.8 million compared to $12.1 million for the second quarter ended July 31, 2005. The backlog in the Fluid Handling Equipment segment totaled $7.2 million compared to $3.9 million for the same period last year. This is the highest backlog total at the end of a second quarter in the Company’s history. Substantially the entire backlog that existed as of July 31, 2006 is expected to be shipped during the Company’s current fiscal year.

In making this announcement, De Hont stated, “Market demand for Met-Pro’s products remains strong as evidenced by our booking performance and backlog. The impact of this demand, however, has been offset by margin compression due to a weak product mix and higher material costs. I find this unacceptable. The Company has taken aggressive steps to improve project management and avoid profit erosion on large projects. To offset the higher material costs experienced throughout our industries, we have taken certain measures including product price increases and improved purchasing practices, which are expected to relieve pressure on our gross margins in the third and fourth quarter of this fiscal year. The relocation of the Company’s Sethco and Mefiag Divisions and the expansion of the Company’s Netherlands and Telford, Pennsylvania facilities are complete and are expected to result in improved operational performance. The measures we have taken to improve our profitability, together with a strong market demand for our products and a quality backlog, give us optimism for our third quarter and full fiscal year.”

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Met-Pro Corporation/Page 2

On June 7, 2006 the Company paid a quarterly dividend of $0.0625 per share to shareholders of record at the close of business on May 26, 2006. In addition, the Board of Directors, at their meeting on June 7, 2006, declared a quarterly dividend of $0.0625 per share payable September 6, 2006 to shareholders of record at the close of business on August 24, 2006. This represents a 7.5% increase over the corresponding dividends paid during the same periods last year, and is the thirty-second consecutive year the Company has paid a cash or stock dividend.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, manufactures and sells product recovery and pollution control equipment for purification of air and liquids and fluid handling equipment for corrosive, abrasive and high temperature liquids. The company, established in 1966, provides products to residential, commercial, industrial and municipal markets that include, but are not limited to, pharmaceuticals, chemicals, petrochemicals, water and aquariums. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com.

Met-Pro Corporation
Condensed Consolidated Balance Sheet
(unaudited)

	July 31,	January 31,
	2006	2006
Assets
Current assets	$56,208,472	$54,004,947
Property, plant and equipment, net	16,491,707	13,838,221
Costs in excess of net assets of businesses acquired, net	20,798,913	20,798,913
Other Assets	1,009,959	1,020,844
Total assets	$94,509,051	$89,662,925

Liabilities and shareholders’ equity
Current liabilities	$16,717,058	$17,142,747
Long-term debt	5,825,255	2,723,586
Other liabilities	2,301,946	2,258,354
Total liabilities	24,844,259	22,124,687

Shareholders’ equity	69,664,792	67,538,238
Total liabilities and shareholders’ equity	$94,509,051	$89,662,925

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Met-Pro Corporation/Page 3
Met-Pro Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2006	2005	2006	2005
Net sales	$23,778,882	$22,646,520	$43,557,923	$40,574,132
Cost of goods sold	17,044,392	15,583,797	30,968,074	27,557,134
Gross profit	6,734,490	7,062,723	12,589,849	13,016,998

Operating expenses
Selling	2,076,187	1,973,138	3,972,366	3,927,401
General and administrative	2,188,597	2,258,506	4,551,520	4,351,964
Income from operations	2,469,706	2,831,079	4,065,963	4,737,633

Interest expense	(87,509)	(69,862)	(147,314)	(135,914)
Other income, net	277,632	159,004	516,840	285,993
Income before taxes	2,659,829	2,920,221	4,435,489	4,887,712

Provision for taxes	851,144	963,672	1,419,356	1,612,945

Net income	$1,808,685	$1,956,549	$3,016,133	$3,274,767

Basic earnings per share (1)	$.16	$.18	$.27	$.29
Diluted earnings per share (1)	$.16	$.17	$.27	$.29

Average common shares outstanding:
Basic shares (1)	11,201,507	11,179,138	11,202,088	11,180,204
Diluted shares (1)	11,383,659	11,302,289	11,379,867	11,307,786

(1)    On October 10, 2005, the Board of Directors declared a four-for-three stock split which was paid on November 15, 2005 to shareholders of record on November 1, 2005. All references in the financial statements to per share amounts and number of shares outstanding give effect to the split.

Consolidated Business Segment Data
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005
Net sales
Product recovery/pollution control equipment (2)	$14,344,461	$13,151,912	$25,004,126	$21,976,446
Fluid handling equipment (2)	9,434,421	9,494,608	18,553,797	18,597,686
	$23,778,882	$22,646,520	$43,557,923	$40,574,132

Income from operations
Product recovery/pollution control equipment (2)	$944,816	$1,136,398	$1,666,913	$1,858,726
Fluid handling equipment (2)	1,524,890	1,694,681	2,399,050	2,878,907
	$2,469,706	$2,831,079	$4,065,963	$4,737,633

			July 31, 2006	January 31, 2006
Identifiable assets
Product recovery/pollution control equipment (2)			$39,480,632	$40,526,378
Fluid handling equipment (2)			33,003,946	28,308,734
			72,484,578	68,835,112
Corporate			22,024,473	20,827,813
			$94,509,051	$89,662,925

(2)    Effective February 1, 2006, Sethco Division was transferred from the Product Recovery/Pollution Control Equipment Segment to the Fluid Handling Equipment Segment. The business segment information above for the three-month and six-month periods ended July 31, 2005 and the period ended January 31, 2006 was restated to reflect this change.
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Met-Pro Corporation/Page 4
Met-Pro Corporation
Consolidated Statement of Cash Flows
(unaudited)

Six Months Ended July 31,
2006	2005
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities
Net income	$3,016,133	$3,274,767
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	768,427	742,600
Deferred income taxes	(1,106)	(1,177)
(Gain) loss on sale of property and equipment, net	(11,589)	8,591
Stock-based compensation	163,601	-
Allowance for doubtful accounts	(79,629)	55,466
(Increase) decrease in operating assets:
Accounts receivable	1,607,822	(2,305,022)
Inventories	(1,405,805)	(2,530,526)
Prepaid expenses, deposits and other current assets	247,600	303,086
Other assets	(4,644)	(17,394)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(276,556)	1,267,070
Customers’ advances	(532,636)	(329,212)
Other non-current liabilities	1,098	1,098

Net cash provided by operating activities	3,492,716	469,347

Cash flows from investing activities
Proceeds from sale of property and equipment	12,810	30,907
Acquisitions of property and equipment	(3,275,209)	(488,380)

Net cash (used in) investing activities	(3,262,399)	(457,473)

Cash flows from financing activities
Proceeds from new borrowing	4,140,315	-
Reduction of debt	(713,113)	(1,200,910)
Exercise of stock options	55,232	184,146
Payment of dividends	(1,400,107)	(1,298,639)

Net cash provided by (used in) financing activities	2,082,327	(2,315,403)
Effect of exchange rate changes on cash	23,357	(22,212)

Net increase (decrease) in cash and cash equivalents	2,336,001	(2,325,741)

Cash and cash equivalents at February 1	17,683,305	20,889,476

Cash and cash equivalents at July 31	$20,019,306	$18,563,735

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